Exhibit 99

NEWS RELEASE

5875 Landerbrook Drive • Cleveland, Ohio 44124-4069 Tel. (440) 449-9600 • Fax (440) 449-9577
FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko
(440) 449-9669
For Immediate Release
Tuesday, October 30, 2007
NACCO INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2007 RESULTS
CLEVELAND, Ohio, October 30, 2007 — NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income for the third quarter of 2007 of $21.1 million, or $2.55 per share, an increase of $2.3 million or $0.27 per share, from 2006 third quarter consolidated net income of $18.8 million, or $2.28 per share. Consolidated revenues for the third quarter of 2007 were $875.2 million compared with revenues of $803.1 million for the third quarter of 2006.
NACCO and Subsidiaries Consolidated Third Quarter Highlights
     The Company reported improved net income for the 2007 third quarter compared with the prior year as a result of the continued impact of several of the profitability and growth programs put in place in 2007 and prior years. Key highlights of NACCO’s results included:
•	NMHG Wholesale’s net income was $5.0 million, compared with net income of $13.3 million in 2006. In August 2007, NMHG announced a manufacturing restructuring program that resulted in a restructuring charge of $5.0 million, or $3.5 million net of taxes of $1.5 million, and additional costs for the third quarter of $0.4 million, or $0.3 million net of taxes of $0.1 million.

•	NMHG Retail had net income of $1.8 million, compared with a net loss of $2.8 million in 2006. Net income in 2007 included a total gain of $3.0 million, or $2.6 million net of taxes of $0.4 million, from the sale of a European retail dealership in the third quarter of 2007.

•	Hamilton Beach reported net income of $6.3 million for the third quarter of 2007 compared with net income of $5.0 million in 2006. Hamilton Beach’s 2006 net income included an increase in environmental expenses of $2.1 million, or $1.3 million net of taxes of $0.8 million. Net income for 2007 was negatively affected by increased interest expense in 2007 due to increased borrowings related to a $110 million special cash dividend paid in May of 2007.

•	Kitchen Collection’s net loss of $0.9 million increased compared with the 2006 net loss of $0.7 million as a result of two months of seasonal losses of $0.9 million, or $0.5 million net of taxes of $0.4 million, from Kitchen Collection’s acquisition of certain Le Gourmet Chef® stores in late August 2006.

•	North American Coal’s net income increased to $7.8 million in 2007 from $5.9 million in 2006 primarily as a result of a decrease in the 2007 effective income tax rate.

•	NACCO and Other’s net income increased to $0.9 million for the third quarter of 2007 from a net loss of $1.9 million for the third quarter of 2006. As previously announced in late August 2007, NACCO’s Board of Directors decided not to pursue the spin-off of the Hamilton Beach business to the NACCO stockholders. Spin-off related expenses of $0.4 million, or $0.2 million net of taxes of $0.2 million, in 2007 were offset by increased interest income and the absence of costs of $2.0 million, or $1.3 million net of taxes of $0.7 million, recognized in the 2006 third quarter associated with the terminated Applica transaction.

•	Improved operations at all subsidiaries and the parent company, excluding the items noted above, resulted in an after-tax improvement to third quarter 2007 net income of approximately $1.6 million compared with 2006.

     Consolidated net income for the nine months ended September 30, 2007 was $37.6 million, or $4.55 per diluted share, on revenues of $2.5 billion. This compared with consolidated net income of $36.2 million, or $4.39 per diluted share, on revenues of $2.4 billion for the first nine months of 2006.
NACCO Consolidated Outlook
     The combination of favorable market forces and results of improvement programs are expected to lead to 2007 net income in the general range of 2006 results, excluding the 2006 extraordinary gain from the reduction in the Company’s estimated closed mine obligations and charges associated with the restructuring program at NMHG Wholesale. Improvements are expected to occur in the last quarter of the year as a result of specific programs at NMHG, the seasonal nature of the Housewares businesses and increasing benefits from the integration of Le Gourmet Chef into Kitchen Collection. Assuming market conditions do not deteriorate significantly, results in 2008 are expected to improve as more program benefits are achieved.
Detailed Discussion of Results
NMHG Wholesale — Quarter Results
     NMHG Wholesale reported net income of $5.0 million on revenues of $622.9 million for the third quarter of 2007 compared with net income of $13.3 million on revenues of $550.5 million for the third quarter of 2006. The third-quarter 2007 net income includes a restructuring charge announced in August of $5.0 million, or $3.5 million, net of taxes of $1.5 million, and additional costs for the third quarter of $0.4 million, or $0.3 million net of taxes of $0.1 million, primarily for accelerated depreciation of manufacturing equipment as a result of the restructuring.
     Revenues increased in the third quarter of 2007 compared with the third quarter of 2006 primarily as a result of a favorable shift in sales mix to higher-priced lift trucks in Europe and Asia-Pacific, favorable foreign currency movements in Europe and Asia-Pacific, and the realignment of activities performed by the Asia-Pacific Wholesale and Retail groups. In addition, unit volume increased in Europe and Asia-Pacific, parts sales volume and pricing improved in the Americas and Europe and the effect of price increases implemented in late 2006 and early 2007 in the Americas and Europe contributed to the improvement in the third quarter 2007 revenue. Worldwide shipments increased modestly to 21,247 units in the third quarter of 2007 from 20,758 units in the third quarter of 2006. NMHG Wholesale’s worldwide backlog was approximately 30,500 units at September 30, 2007 compared with approximately 25,700 units at September 30, 2006 and 30,000 units at June 30, 2007.
     The decrease in net income in the third quarter of 2007 compared with the prior year quarter resulted from an increase in selling, general and administrative expenses, the recognition of the manufacturing restructuring charge and unfavorable foreign currency movements, which increased the cost of lift trucks and components sold in the U.S. market and sourced from countries with appreciated currencies. Selling, general and administrative expenses increased primarily due to higher marketing program and employee-related expenses. The decrease in income resulting from these factors was partially offset by an improvement in gross profit primarily as a result of price increases, and an increase in sales of higher-margin units in Europe and higher-margin parts in the Americas. These gross profit improvements were partially offset by higher material costs, including industrial metals and rubber, and higher manufacturing costs in the Americas and Europe.
     For the nine months ended September 30, 2007, NMHG Wholesale reported net income of $24.4 million on revenues of $1.8 billion compared with net income of $21.3 million on revenues of $1.7 billion for the first nine months of 2006.

NMHG Wholesale — Outlook
     NMHG Wholesale expects continued growth in lift truck markets in the fourth quarter of 2007 in Europe and Asia-Pacific and a moderate year-over-year decrease in the Americas market. However, growth in the South American market is expected to partially offset the expected decline in the North American market. As a result, the company expects modest growth in these markets for the remainder of 2007 and, overall, modest increases in unit booking and shipment levels for the fourth quarter of 2007 compared with 2006.
     Increases in material costs, specifically industrial metals and rubber, are expected to continue to affect results unfavorably throughout the remainder of 2007 and in 2008, but price increases implemented in late 2006 and early 2007 are expected to continue to partially offset the effect of these increased costs. Additionally, lead costs have increased significantly during 2007. The company has adopted a program to pass through these costs as surcharges to its customers during 2007 and expects to continue to do so as needed. In addition, the company will continue to monitor economic conditions and their resulting effects on costs, and will work to mitigate these increased costs through previously initiated cost reduction programs or price increases, when appropriate.
     The weakening of the U.S. dollar has adversely affected earnings due to NMHG’s manufacturing of certain lift trucks and sourcing of some components from countries with appreciated currencies for sale in the U.S. market. During the first quarter of 2007, NMHG Wholesale outsourced its welding and painting operations at its manufacturing facility in The Netherlands to a lower-cost country. This action is expected to provide pre-tax benefits of $1.2 million during 2007 and $1.5 million annually thereafter. During the third quarter of 2007, NMHG Wholesale announced an additional manufacturing restructuring program which will phase out production of current product at its facility in Irvine, Scotland, change the product mix at its Craigavon, Northern Ireland facility and increase production at its Berea, Kentucky and Sulligent, Alabama plants in the U.S. and at its Ramos Arizpe facility in Mexico. These actions are expected to reduce purchases of high cost euro- and British pound sterling-denominated materials and components, reduce freight costs, lessen NMHG’s exposure to future currency exchange rate fluctuations, reduce the manufacturing footprint of NMHG Wholesale’s European manufacturing locations and provide additional opportunities to source components from lower-cost countries. This manufacturing restructuring program, net of future charges, is anticipated to contribute to improved results in 2008 and 2009, and, at maturity, generate benefits which are expected to exceed $20 million in annual cost savings. The company anticipates future additional charges related to this manufacturing program of approximately $2.7 million in the fourth quarter of 2007, $10.2 million during 2008 and $0.8 million in 2009. These charges are in addition to the $5.4 million of charges incurred in the third quarter of 2007.
     Overall, NMHG Wholesale’s full year 2007 results are expected to improve over 2006. NMHG Wholesale’s investment in long-term programs, particularly its significant new electric-rider truck, warehouse truck and big truck product development and manufacturing programs, are expected to continue to improve future results. The company continues to believe programs in place or under consideration will allow NMHG to achieve its nine percent operating profit margin goal in the 2010 or 2011 time frame.
NMHG Retail — Quarter Results
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported net income for the third quarter of 2007 of $1.8 million on revenues of $33.0 million compared with a net loss of $2.8 million on revenues of $44.9 million for the third quarter of 2006.
     Revenues decreased as a result of a realignment of activities performed by the Asia-Pacific Retail and Wholesale groups, which was designed to improve the operational effectiveness of the Asia-Pacific retail operations. The prior sale of a retail dealership in Europe during the third quarter of 2006 also contributed to the decrease in revenue in the third quarter of 2007 compared with the third quarter of 2006. This decrease was partially offset by improvements in revenues from favorable foreign currency movements due to the weakening of the U.S. dollar and higher new and used unit sales in Europe.
     NMHG Retail’s third-quarter 2007 net income was primarily attributable to a total gain of $3.0 million, or $2.6 million net of taxes of $0.4 million, from the sale of a European retail dealership in the third quarter of 2007, which was comprised of a $1.5 million gain on sale and the related release of deferred profit of $1.5 million. Excluding the results of the sale of the European dealership, NMHG Retail had an after-tax improvement in the 2007 third quarter operating results of approximately $2.0 million compared with 2006, primarily as a result of improvements in service and rental margins in Asia-Pacific and higher new and used unit margins in Europe.
     For the nine months ended September 30, 2007, NMHG Retail had a net loss of $7.8 million on revenues of $121.3 million compared with a net loss of $4.8 million on revenues of $131.5 million for the first nine months of 2006.
NMHG Retail — Outlook
     NMHG Retail’s key change programs are expected to have an increasingly favorable effect in the fourth quarter of 2007 and are being put in place to meet NMHG Retail’s longer-term strategic objectives, which include achieving at least break-even results while building market position.
Hamilton Beach — Quarter Results
     Hamilton Beach reported net income of $6.3 million for the third quarter of 2007 on revenues of $140.4 million, compared with net income of $5.0 million for the third quarter of 2006 on revenues of $136.1 million.
     Third-quarter 2007 revenues at Hamilton Beach increased compared with the third quarter of 2006. A favorable shift of sales toward higher-priced products and the effects of price increases implemented late in 2006 more than offset decreases in unit sales volumes to key retailers in a U.S. consumer market constrained by the current challenging economic environment.
     Hamilton Beach’s third quarter net income increased $1.3 million compared with the third quarter of 2006 primarily as a result of an improvement in gross profit and lower selling, general and administrative expenses partially offset by an increase in interest expense as a result of an increase in borrowings to pay a special cash dividend of $110 million in the second quarter of 2007. The improvement in gross profit was driven by increased sales, a favorable shift to sales of higher-margin products and the movement of production of all products to third-party manufacturers. Selling, general and administrative expense decreased primarily due to the absence of additional environmental expenses of $2.1 million, or $1.3 million net of taxes of $0.8 million, recorded in the third quarter of 2006.
     For the nine months ended September 30, 2007, Hamilton Beach reported net income of $5.8 million on revenues of $340.5 million compared with net income of $7.5 million on revenues of $345.2 million for the first nine months of 2006.
Hamilton Beach — Outlook
     Current economic factors affecting U.S. consumers, such as high gasoline prices, depressed home sales and mortgage debt concerns, appear to be among factors unfavorably affecting sales volume at key retailers and creating a challenging environment at the retail level. In spite of these challenges, Hamilton Beach has secured strong placements and promotional programs for the fourth quarter of 2007.
     Over time, continued product innovation, promotions and branding programs at Hamilton Beach are expected to continue to strengthen its market positions. As a result of its ongoing focus on innovation, Hamilton Beach has a strong assortment of new products, which have been introduced during 2007, with further new product introductions in the pipeline for 2008 and 2009. The new products introduced in 2007, along with those products introduced in recent years, are expected to continue to generate additional product placements at retailers, resulting in increased revenues and operating profit in the fourth quarter of 2007 and in 2008.
     Hamilton Beach has completed its transition out of manufacturing and moved the production of all products to third-party manufacturers. This transition and other programs initiated by Hamilton Beach, as well as anticipated increases in sales resulting from an improved mix of sales of higher-margin products, are expected to have a favorable impact on operating results over time. However, Hamilton Beach expects continued pricing pressure from suppliers for the remainder of 2007 and in 2008 due to increased commodity costs for resins, copper, steel and aluminum, which could partially offset expected improvements in operating results. Hamilton Beach will work to mitigate these increased costs through programs initiated in prior years to reduce costs, as well as through price increases when appropriate.
     Longer term, Hamilton Beach will work to improve revenues and profitability continuously by focusing on producing innovative products and on cost-reduction and margin-enhancement programs while pursuing strategic growth opportunities.
Kitchen Collection — Quarter Results
     Kitchen Collection reported a net loss of $0.9 million for the third quarter of 2007 on revenues of $46.6 million, compared with a net loss of $0.7 million for the third quarter of 2006 on revenues of $34.5 million.
     Kitchen Collection revenues improved in 2007 compared with 2006 primarily as a result of the Le Gourmet Chef acquisition in August 2006 and the operation of 70 Le Gourmet Chef® stores as of September 30, 2007. Revenues also benefited from new stores opened in the third quarter of 2007 and increased comparable Kitchen Collection® store sales as a result of a higher average sales amount per transaction, partially offset by the effect of closed stores as the number of Kitchen Collection® stores decreased to 199 at September 30, 2007 compared with 202 stores at September 30, 2006.
     The net loss increased moderately in the third quarter of 2007 compared with the 2006 third quarter primarily because Kitchen Collection recognized additional third quarter seasonal operating losses for the Le Gourmet Chef business of approximately $0.9 million as a result of owning Le Gourmet Chef for the full third quarter in 2007 as opposed to only one month in 2006. Operating results for the third quarter of 2007 at comparable Kitchen Collection® and Le Gourmet Chef® stores improved compared with the third quarter of 2006.
     For the nine months ended September 30, 2007, Kitchen Collection reported a net loss of $6.8 million on revenues of $125.2 million compared with a net loss of $2.6 million on revenues of $81.2 million for the first nine months of 2006.
Kitchen Collection — Outlook
     Modest sales growth is expected in the outlet mall market for the fourth quarter of 2007. Gasoline prices and overall economic conditions are expected to continue to affect consumer traffic to outlet mall locations unfavorably.
     Kitchen Collection expects an increase in revenues in the fourth quarter of 2007 as a result of the opening of seasonal store locations during the holiday season, sales at new stores opened since the fourth quarter of 2006 and higher average sales transactions resulting from improvements in merchandising. Kitchen Collection also expects operating results for the Le Gourmet Chef® stores in the fourth quarter of 2007 to improve as the company continues to work to offer a better mix of store inventory and to rebuild customer loyalty lost as a result of the bankruptcy before the acquisition by Kitchen Collection.

     The integration of Le Gourmet Chef is on schedule and is expected to be completed by the end of 2007, with the exception of the distribution function, which is expected to be completed in late 2008. As a result, Kitchen Collection expects the majority of the synergy benefits, excluding distribution synergies, from the integration of Le Gourmet Chef will be achieved by mid-2008. However, achieving a net income level in 2007 similar to 2006 is unlikely because Kitchen Collection has recognized eight additional months of seasonal operating losses at Le Gourmet Chef during 2007 which were not incurred by Kitchen Collection in 2006. In addition, Kitchen Collection will incur increased interest expense resulting from additional borrowings for the purchase of Le Gourmet Chef.
     Longer term, Kitchen Collection expects to continue programs in its Kitchen Collection® store format to enhance its merchandise mix, store displays and appearance and optimize store selling space. Kitchen Collection also expects to achieve growth in the Le Gourmet Chef® outlet and traditional mall store formats, while maintaining disciplined cost control and increasing synergy values.
North American Coal — Quarter Results
     North American Coal’s net income for the third quarter of 2007 was $7.8 million on revenues of $34.4 million compared with net income of $5.9 million on revenues of $38.1 million for the third quarter of 2006.
     The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the third quarter of 2007 compared with the third quarter of 2006.

	2007	2006
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	1.9	2.1
Unconsolidated mines	7.0	7.2

Total lignite coal deliveries	8.9	9.3

Limerock deliveries (cubic yards)	8.6	9.6

     Revenues decreased in the third quarter of 2007 compared with the 2006 third quarter primarily as a result of lower sales at the consolidated coal mining operations, fewer yards delivered at the limerock dragline mining operations and a reduction in royalty income as a result of the completion of mining certain reserves. The decline in sales from the consolidated coal mining operations between years was driven by an extended planned customer power plant outage and fewer sales to third parties at Red River Mining Company.
     Net income for the 2007 third quarter increased compared with the 2006 third quarter primarily as a result of lower income tax rates from the increased benefit of a percentage depletion tax deduction, partially offset by a decrease in limerock deliveries as a result of an unfavorable decision in the ongoing Florida litigation, which has reduced operations at some of the customers’ quarries.
     For the nine months ended September 30, 2007, North American Coal’s net income was $24.4 million on revenues of $103.9 million compared with net income of $19.5 million on revenues of $111.0 million for the first nine months of 2006.
North American Coal — Outlook
     North American Coal expects a moderate decrease in total lignite coal deliveries in the fourth quarter of 2007 compared with 2006 as a result of fewer sales to third parties at Red River Mining Company.
     North American Coal expects an improvement in operating results, excluding the benefit of a gain on the sale of a dragline in 2006 of $21.5 million, or $13.1 million net of taxes of $8.4 million, as a result of continued strong results at most of its mining operations and a reduction in selling, general and administrative expenses. Contractual price escalation adjustments are expected to continue to provide compensation for increased materials, supplies and labor costs at all consolidated mining operations. The effective income tax rate in 2007 is also expected to decrease compared with 2006 as a result of the absence of items that unfavorably affected the 2006 effective income tax rate. Royalty income, however, is expected to decrease in 2007 from 2006 levels, and is expected to decrease further in 2008 from 2007 levels, primarily as a result of the completion of mining certain reserves in the second quarter of 2007.
     In July 2007, a federal district court ruling ordered that mining cease in selected previously permitted areas in South Florida mined by North American Coal for its customers. However, North American Coal’s operations are not expected to be materially affected by the ruling in 2007. Further, North American Coal’s customers continue to challenge this ruling vigorously and have appealed the unfavorable decision of the federal district court. Deliveries from the limerock dragline mining operations are expected to decrease moderately in the fourth quarter of 2007 as customer projections for 2007 continue to reflect the decline in the housing market. This decrease will be partially offset by customer requests to maximize inventory in advance of the decision related to the pending appeal.
     Overall, North American Coal expects strong performance from its current operations over the next few years. Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available, including opportunities for coal-to-liquids, coal gasification and other clean coal technologies. Accordingly, expenditures for the development of additional uncommitted coal reserves are likely to be higher in 2007 compared with 2006. Further, the company continues to pursue additional non-coal mining opportunities.
NACCO and Other — Quarter Results
     NACCO and Other, which include the parent company operations and Bellaire, a wholly owned non-operating subsidiary, reported net income of $0.9 million for the third quarter of 2007, compared with a net loss of $1.9 million for the third quarter of 2006. Expenses of $0.4 million pre-tax for professional fees incurred in the third quarter of 2007 as a result of the decision not to proceed with the spin-off of the Hamilton Beach business were more than offset by an increase in interest income from higher levels of cash investments during the 2007 third quarter. Further, third quarter 2006 results include $2.0 million of pre-tax expenses related to the terminated Applica transaction.
     For the nine months ended September 30, 2007, NACCO and Other reported a net loss of $2.6 million compared with a net loss of $4.5 million for the first nine months of 2006.
NACCO and Other — Outlook
     During the fourth quarter of 2007, NACCO and Other results are expected to improve as a result of lower employee-related expenses, increased interest income and the absence of Applica transaction fees, which were incurred primarily in the fourth quarter of 2006.
Conference Call
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Tuesday, October 30, 2007, at 2:00 p.m. Eastern time. The call may be accessed by dialing (800) 798-2884 (Toll Free) or (617) 614-6207 (International), Passcode: 44341610, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 6, 2007. The online archive of the broadcast will be available on the NACCO Industries website.

Non-GAAP Measures
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit has been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.
Forward-looking Statements Disclaimer
     The statements contained in this earnings release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or increases in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (6) delays in manufacturing and delivery schedules, (7) changes in or unavailability of suppliers, (8) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (9) product liability or other litigation, warranty claims or returns of products, (10) delays in or increased costs of restructuring programs, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) acquisitions and/or dispositions of dealerships by NMHG and (13) changes mandated by federal and state regulation including health, safety or environmental legislation.
     Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs, including transportation costs, of key component parts or sourced products, (4) delays in delivery or the unavailability of key component parts or sourced products, (5) changes in suppliers, (6) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (7) product liability, regulatory actions or other litigation, warranty claims or returns of products, (8) customer acceptance of, changes in costs of, or delays in the development of new products and (9) increased competition, including consolidation within the industry.
     Kitchen Collection: (1) gasoline prices, weather conditions or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) increased competition and (7) the ability to successfully integrate Le Gourmet Chef into Kitchen Collection.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite coal or limerock requirements, (2) weather or equipment problems that could affect lignite coal or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, including in connection with the ongoing Florida limerock mining litigation, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, including costs in connection with North American Coal’s joint ventures, (6) changes in U.S. regulatory requirements, including changes in power plant emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.
About NACCO
     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton Beach Brands, Inc., a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
# # #

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
		(In millions, except per share data)

Total revenues	$875.2	$803.1	$2,510.0	$2,370.4

Gross profit	$150.6	$133.9	$411.0	$385.4

Earnings of unconsolidated project mining subsidiaries	$9.8	$9.4	$27.7	$27.4

Operating profit	$34.0	$31.6	$66.2	$90.5
Loss on extinguishment of debt	—	—	—	(17.6)
Other income (expense)	(7.5)	(5.3)	(19.4)	(24.4)

Income before income taxes and minority interest	26.5	26.3	46.8	48.5
Income tax provision	5.4	7.5	9.3	12.9

Income before minority interest	21.1	18.8	37.5	35.6
Minority interest income	—	—	0.1	0.6

Net income	$21.1	$18.8	$37.6	$36.2

Basic earnings per share	$2.55	$2.28	$4.55	$4.40

Diluted earnings per share	$2.55	$2.28	$4.55	$4.39

Cash dividends per share	$0.5000	$0.4800	$1.4800	$1.4250

Basic weighted average shares outstanding	8.267	8.237	8.261	8.233
Diluted weighted average shares outstanding	8.274	8.246	8.270	8.239
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
		(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$622.9	$550.5	$1,822.4	$1,704.7
NACCO Materials Handling Group Retail (incl. elims.)	33.0	44.9	121.3	131.5

NACCO Materials Handling Group	655.9	595.4	1,943.7	1,836.2

Hamilton Beach	140.4	136.1	340.5	345.2
Kitchen Collection	46.6	34.5	125.2	81.2
Housewares Eliminations	(2.1)	(1.0)	(3.3)	(3.2)

NACCO Housewares Group	184.9	169.6	462.4	423.2

North American Coal	34.4	38.1	103.9	111.0

	875.2	803.1	2,510.0	2,370.4
Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	9.3	7.9	24.7	22.7
NACCO Materials Handling Group Retail (incl. elims.)	1.8	2.7	6.9	7.8

NACCO Materials Handling Group	11.1	10.6	31.6	30.5

Hamilton Beach	1.0	1.3	2.8	3.8
Kitchen Collection	0.5	0.5	1.7	1.3

NACCO Housewares Group	1.5	1.8	4.5	5.1

North American Coal	3.3	3.6	9.5	10.2
NACCO and Other	—	—	0.1	0.1

	15.9	16.0	45.7	45.9
Operating profit (loss)
NACCO Materials Handling Group Wholesale	8.2	17.4	37.1	55.7
NACCO Materials Handling Group Retail (incl. elims.)	2.7	(2.6)	(7.8)	(4.9)

NACCO Materials Handling Group	10.9	14.8	29.3	50.8

Hamilton Beach	14.2	9.4	16.8	17.1
Kitchen Collection	(0.9)	(0.9)	(10.0)	(3.9)
Housewares Eliminations	—	—	—	(0.1)

NACCO Housewares Group	13.3	8.5	6.8	13.1

North American Coal	10.6	10.9	33.1	31.1
NACCO and Other	(0.8)	(2.6)	(3.0)	(4.5)

	34.0	31.6	66.2	90.5
Other income (expense)
NACCO Materials Handling Group Wholesale	(2.5)	(1.7)	(7.0)	(29.6)
NACCO Materials Handling Group Retail (incl. elims.)	(0.9)	(1.0)	(3.0)	(3.1)

NACCO Materials Handling Group	(3.4)	(2.7)	(10.0)	(32.7)

Hamilton Beach	(4.1)	(1.3)	(7.5)	(5.0)
Kitchen Collection	(0.6)	(0.3)	(1.3)	(0.5)
Housewares Eliminations	0.4	0.1	0.5	0.1

NACCO Housewares Group	(4.3)	(1.5)	(8.3)	(5.4)

North American Coal	(1.8)	(1.7)	(4.6)	(5.5)
NACCO and Other	2.0	0.6	3.5	1.6

	(7.5)	(5.3)	(19.4)	(42.0)
Net income (loss)
NACCO Materials Handling Group Wholesale	5.0	13.3	24.4	21.3
NACCO Materials Handling Group Retail (incl. elims.)	1.8	(2.8)	(7.8)	(4.8)

NACCO Materials Handling Group	6.8	10.5	16.6	16.5

Hamilton Beach	6.3	5.0	5.8	7.5
Kitchen Collection	(0.9)	(0.7)	(6.8)	(2.6)
Housewares Eliminations	0.2	—	0.2	(0.2)

NACCO Housewares Group	5.6	4.3	(0.8)	4.7

North American Coal	7.8	5.9	24.4	19.5
NACCO and Other	0.9	(1.9)	(2.6)	(4.5)

	$21.1	$18.8	$37.6	$36.2

(All amounts are subject to annual audit by our independent registered public accounting firm.)